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                                                                  EXHIBIT 99



  Contact:  Kimberly A. Welch  248/354-1916

      FOR IMMEDIATE RELEASE

      FEDERAL-MOGUL CONTINUES GROWTH WITH AGREEMENT TO ACQUIRE COOPER AUTOMOTIVE

            Southfield, Michigan, August 18, 1998... Federal-Mogul Corporation (NYSE:FMO) today announced an agreement to acquire Cooper Automotive, a business unit of Cooper Industries, Inc., (NYSE:CBE) for $1.9 billion in cash.
             "Cooper Automotive is an excellent strategic fit with Federal-Mogul," said Dick Snell, Federal-Mogul chairman and chief executive officer. "The addition of this premier manufacturer with a talented management team further strengthens Federal-Mogul's leadership position in the automotive industry."

         Including Cooper Automotive, Federal-Mogul has completed six acquisitions and joint ventures in 1998. This year marks the company's most aggressive and profitable growth period in its 99 year history as Federal-Mogul will have grown from a $2 billion to a $7 billion company upon completion of the Cooper Automotive acquisition.

         Cooper Automotive had 1997 revenues of $1,873 million and its principal products include: brakes and friction, lighting, chassis parts, ignition and wiper blades.

         "Since March when we acquired T&N and its Ferodo friction business, we said this was a future growth platform for Federal-Mogul," said Snell. "This acquisition makes Federal-Mogul the world leader in brake friction, with over $1 billion in annual sales."

         The addition of Cooper's lighting products provides a strong original equipment complement to Federal-Mogul's existing lighting business. The combination makes Federal-Mogul the North American market leader in lighting.

         Federal-Mogul's aftermarket offering will be enhanced with such premier brand names as Wagner/Abex brakes and friction; Wagner/Blazer lighting; Moog chassis; Champion ignition; and Anco wiper blades.

         "These are highly regarded brand names in the marketplace and enjoy the number one or two leadership position," said Snell. "Expanding our aftermarket product offering brings efficiencies to our operations that will benefit our customers."

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      In addition to certain purchase accounting valuation adjustments, at closing Federal-Mogul expects to take an estimated $55 million in pre-tax reserves for severance and exit costs and incur $23 million in integration costs over the subsequent 18 months. The company is anticipating pre-tax synergy of approximately $94 million in 1999; $154 million in 2000; and $161 million in 2001. Federal-Mogul expects the acquisition to generate substantial economic value added and to be modestly accretive to earnings per share in 1998; while being accretive $.35 in 1999 and $.80 in 2000. The sale is subject to regulatory approval and is expected to close in the fourth quarter of 1998.

         Headquartered in Southfield, Michigan, Federal-Mogul is a $5 billion automotive parts manufacturer providing innovative solutions and systems to global customers in the automotive, light truck, heavy-duty, railroad, farm and industrial markets. The company was founded in 1899 and employs 41,000 people in 24 countries. Visit the company's web site at http://www.federal-mogul.com for more information. Federal-Mogul's press releases are available by fax through Company News On-Call, call 800-758-5804, ext. 306225.

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             Information in this press release contains forward-looking statements which are not historical facts and involve risk and uncertainties. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitations, the cost and timing of implementing restructuring actions related to the combination of the businesses of Federal-Mogul and Cooper Industries' automotive business, conditions in the automotive components industry and other factors discussed in this press release and those detailed from time to time in the company's filing with the Securities and Exchange Commission.